Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED SEPTEMBER 13, 2013 TO PROSPECTUS DATED MAY 1, 2013

AUGUST 2013 PERFORMANCE UPDATE

	August 2013	Year to Date	Total NAV 08/31/2013	NAV per Unit 08/31/2013
Series A-1	3.09%	-12.16%	$8,695,316	$1,249.92
Series A-2	3.27%	-10.98%	$2,203,664	$1,404.22
Series B-1	2.59%	-6.60%	$2,243,488	$1,037.24
Series B-2	2.77%	-5.35%	$3,241,993	$1,123.67

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

AUGUST 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended August 31, 2013)

STATEMENT OF INCOME

AUGUST 2013
Investment income, interest	$(98)

Expenses
Management fee	16,372
Ongoing offering expenses	—
Operating expenses	5,457
Selling commissions	14,553
Other expenses	153
Incentive fee	—
Brokerage commissions	9,967
Total expenses	46,502

Net investment gain (loss)	(46,600)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(96,264)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	403,749

Net gain (loss) on investments	307,485

Net increase (decrease) in net assets from operations	$260,885

STATEMENT OF CHANGES IN NET ASSET VALUE

AUGUST 2013
Net assets, beginning of period	$8,696,759

Net increase (decrease) in net assets from operations	260,885

Capital share transactions
Issuance of shares	40,000
Redemption of shares	(302,328)

Net increase (decrease) in net assets from capital share transactions	(262,328)

Net increase (decrease) in net assets	(1,443)

Net assets, end of period	$8,695,316
NAV Per Unit, end of period	$1,249.92

SUPERFUND GOLD, L.P. – SERIES A-2

AUGUST 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended August 31, 2013)

STATEMENT OF INCOME

AUGUST 2013
Investment income, interest	$(25)

Expenses
Management fee	4,142
Ongoing offering expenses	—
Operating expenses	1,381
Other expenses	39
Incentive fee	—
Brokerage commissions	2,522
Total expenses	8,083

Net investment gain (loss)	(8,108)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(24,356)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	102,152

Net gain (loss) on investments	77,796

Net increase (decrease) in net assets from operations	$69,688

STATEMENT OF CHANGES IN NET ASSET VALUE

AUGUST 2013
Net assets, beginning of period	$2,278,346

Net increase (decrease) in net assets from operations	69,688

Capital share transactions
Issuance of shares	0
Redemption of shares	(144,370)

Net increase (decrease) in net assets from capital share transactions	(144,370)

Net increase (decrease) in net assets	(74,682)

Net assets, end of period	$2,203,664

NAV Per Unit, end of period	$1,404.22

SUPERFUND GOLD, L.P. – SERIES B-1

AUGUST 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended August 31, 2013)

STATEMENT OF INCOME

AUGUST 2013
Investment income, interest	$(65)

Expenses
Management fee	4,224
Ongoing offering expenses	—
Operating expenses	1,408
Selling commissions	3,755
Other expenses	230
Incentive fee	—
Brokerage commissions	3,808
Total expenses	13,425

Net investment gain (loss)	(13,490)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(25,621)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	95,841

Net gain (loss) on investments	70,220

Net increase (decrease) in net assets from operations	$56,730

STATEMENT OF CHANGE IN NET ASSET VALUE

AUGUST 2013
Net assets, beginning of period	$2,399,040

Net increase (decrease) in net assets from operations	56,730

Capital share transactions
Issuance of shares	0
Redemption of shares	(212,283)

Net increase (decrease) in net assets from capital share transactions	(212,283)

Net increase (decrease) in net assets	(155,552)

Net assets, end of period	$2,243,488
NAV Per Unit, end of period	$1,037.24

SUPERFUND GOLD, L.P. – SERIES B-2

 AUGUST 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended August 31, 2013)

STATEMENT OF INCOME

AUGUST 2013
Investment income, interest	$(93)

Expenses
Management fee	6,094
Ongoing offering expenses	—
Operating expenses	2,031
Other expenses	332
Incentive fee	—
Brokerage commissions	5,494
Total expenses	13,951

Net investment gain (loss)	(14,044)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(36,962)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	138,266

Net gain (loss) on investments	101,304

Net increase (decrease) in net assets from operations	$87,259

STATEMENT OF CHANGE IN NET ASSET VALUE

AUGUST 2013
Net assets, beginning of period	$3,554,649

Net increase (decrease) in net assets from operations	87,259

Capital share transactions
Issuance of shares	136,759
Redemption of shares	(536,674)

Net increase (decrease) in net assets from capital share transactions	(399,915)

Net increase (decrease) in net assets	(312,656)

Net assets, end of period	$3,241,993

NAV Per Unit, end of period	$1,123.67

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.